Exhibit 99.2

Investors:	David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033

Press:	Greg Eden, greg.eden@autodesk.com, 415-547-2135

AUTODESK INCREASES SHARE REPURCHASE PROGRAM AUTHORIZATION

SAN RAFAEL, Calif., December 14, 2010 – Autodesk, Inc. (NASDAQ: ADSK) today announced that its Board of Directors has approved the repurchase of up to 20 million shares of the company’s common stock, in addition to approximately 5.5 million shares remaining under previously authorized share repurchase programs. The repurchase plan helps offset dilution from Autodesk’s equity compensation programs.

The stock repurchase authorization does not have an expiration date and the pace and timing of repurchases will depend on factors such as levels of cash generation from operations, the volume of stock option exercises by employees, cash requirements for acquisitions, economic and market conditions, stock price and legal and regulatory requirements.

In the first three quarters of fiscal 2010, Autodesk repurchased approximately 7 million shares of its common stock at an average price of $29.13 per share.

About Autodesk

Autodesk, Inc., is a leader in 3D design, engineering and entertainment software. Customers across the manufacturing, architecture, building, construction, and media and entertainment industries – including the last 15 Academy Award winners for Best Visual Effects – use Autodesk software to design, visualize, and simulate their ideas. Since its introduction of AutoCAD software in 1982, Autodesk continues to develop the broadest portfolio of state-of-the-art software for global markets. For additional information about Autodesk, visit www.autodesk.com.

Autodesk and AutoCAD are registered trademarks or trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. Academy Award is a registered trademark of the Academy of Motion Picture Arts and Sciences. All other brand names, product names, or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document. © 2010 Autodesk, Inc. All rights reserved.

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